Exhibit 99.1
Liberty Latin America Reports Q1 2023 Results
Solid start to the year; on-track to achieve guidance
65,000 organic broadband and postpaid mobile net adds
Integration efforts progressing well; significant synergy benefits anticipated
Additional share repurchase authorization of up to $200 million
Denver, Colorado - May 8, 2023: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q1”) ended March 31, 2023.
CEO Balan Nair commented, “We had a good start to the year, delivering solid subscriber growth in the first quarter and remain on track to achieve our 2023 financial guidance targets.”
“We added internet and mobile postpaid subscribers across all of our reporting segments in Q1. Broadband additions were particularly strong led by improved performance in C&W Caribbean as we continue to make our networks Giga-Ready and delight our customers with differentiated converged propositions. In connection with our enhanced services and offers, we recently implemented nominal price increases in select markets to reflect the added value being delivered to our customers, in most cases, these rate adjustments follow several years without any increase.”
“Inorganically, 2023 is a key year as we work to complete our integrations in Puerto Rico, Panama and Costa Rica, which will deliver significant value for our stakeholders. We have started to migrate prepaid mobile customers onto our own platform in Puerto Rico and are taking swift action to drive synergies in Panama following the removal of integration-related restrictions in January.”
“We remain confident in our cash generation for the business, and have renewed our buyback authorization for up to an additional $200 million through the end of 2025.”
“Our first quarter performance provides a solid foundation for 2023. As we progress through the year, we plan to maintain a relentless focus on delivering value for our customers, executing our integration initiatives, and driving further growth for shareholders.”

Business Highlights
•C&W Caribbean: strong start to the year
◦Broadband and mobile postpaid organic adds more than doubled YoY
◦Reported and rebased Adj. OIBDA growth of 8%
•C&W Panama: investments and acquisition benefits drive growth
◦Reported and rebased revenue growth of 30% and 4%, respectively
◦Reported and rebased Adj. OIBDA growth of 7% and 16%, respectively
•C&W Networks & LatAm: solid financial momentum
◦Reported and rebased revenue growth of 1% and 6%, respectively
◦Reported and rebased Adj. OIBDA growth of 2% and 4%, respectively
•Liberty Puerto Rico: sequential Adj. OIBDA improvement
◦Broadband subscriber growth continuing to drive fixed revenue growth YoY
◦Migration of prepaid mobile customers to new Liberty Puerto Rico platform underway
•Liberty Costa Rica: strong operational and financial performance
◦Over 15,000 broadband and mobile postpaid organic adds
◦Adj. OIBDA up 50% and 28% on a reported and rebased basis, respectively

FY 2023 LLA Financial Guidance - Reconfirmed
•Adjusted OIBDA mid-to-high single digit rebased growth
•P&E additions as a percentage of revenue at ~16%
•Adjusted FCF of ~$300 million, before distributions to noncontrolling interests

Share Repurchase Program
On February 22, 2022, our Board of Directors approved a new share repurchase program. The program authorized us to repurchase from time to time up to $200 million of our Class A common shares and/or Class C common shares through December 2024. At March 31, 2023, the remaining amount authorized for share repurchases under the share repurchase program was $32 million.
On May 8, 2023, our Board of Directors authorized us to repurchase from time to time up to an additional $200 million of our Class A common shares and/or Class C common shares under our share repurchase program through December 2025.

Financial and Operating Highlights

Financial Highlights	Q1 2023	Q1 2022	YoY Growth / (Decline)	YoY Rebased Growth[1]

(USD in millions)
Revenue	$1,104	$1,216	(9%)	1%
Revenue (excluding VTR)[2]	$1,104	$1,045	6%
Operating income	$113	$185	(39%)
Adjusted OIBDA[3]	$407	$437	(7%)	4%
Adjusted OIBDA[3] (excluding VTR)[2]	$407	$390	4%
Property & equipment additions	$145	$175	(18%)
As a percentage of revenue	13%	14%

Adjusted FCF[4]	$(50)	$(56)
Cash provided by operating activities	$62	$122
Cash used by investing activities	$(132)	$(189)
Cash used by financing activities	$(35)	$(78)

Operating Highlights[5]	Q1 2023	Q1 2022

Total customers	1,937,100	3,227,600
Organic customer additions (losses)	23,900	(7,900)
Fixed RGUs	3,853,500	6,453,300
Organic RGU additions	56,300	3,200
Organic internet additions	29,400	13,700
Mobile subscribers	8,027,700	7,590,000
Organic mobile (losses) additions	(16,000)	49,700
Organic postpaid additions	35,200	121,100

*    Q1 2023 figures include mobile subscribers related to the Claro Panama Acquisition, which was completed on July 1, 2022, and are therefore not included in Q1 2022 subscriber data. Q1 2023 figures exclude VTR as it was deconsolidated in October 2022 in connection with the closing of our joint venture in Chile with América Móvil.

Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)
	March 31,
	2023	2022	%	Rebased %
	in millions, except % amounts

C&W Caribbean	$353.8	$354.8	—	(1)
C&W Panama	165.3	127.2	30	4
C&W Networks & LatAm	108.7	107.6	1	6
Liberty Puerto Rico	365.8	366.7	—	—
Liberty Costa Rica	129.2	107.4	20	4
VTR	—	170.8	N.M.	N.M.
Corporate	6.4	5.6	14	14
Eliminations	(25.4)	(23.9)	N.M.	N.M.
Total	1,103.8	1,216.2	(9)	1
Less: VTR	—	170.8
Total excluding VTR[2]	$1,103.8	$1,045.4	6
N.M. – Not Meaningful.
•Reported revenue for the three months ended March 31, 2023 declined by 9%.
◦Reported revenue declined in Q1 as (1) the addition of $35 million from the acquisition of América Móvil's Panama operations (Claro Panama) on July 1, 2022, (2) a net foreign exchange benefit of $14 million, and (3) organic growth in C&W Networks & LatAm and C&W Panama, were more than offset by the negative year-over-year impact of VTR's deconsolidation further to the formation of the Chile JV in October 2022.

Q1 2023 Revenue Growth – Segment Highlights
•C&W Caribbean: revenue was flat on a reported basis and declined by 1% on a rebased basis.
◦Fixed residential revenue decreased 3% on a reported and rebased basis. This was driven by reduced ARPU and revenue reduction related to the removal of certain programming rights, partly offset by a higher average number of fixed subscribers.
◦Mobile revenue was up 11% on a reported basis and by 10% on a rebased basis. The increase is primarily attributable to higher average numbers of postpaid mobile subscribers, year-over-year, driven by growth from fixed-mobile convergence efforts. There has also been an increase in inbound roaming revenue as tourism has recovered in the region.
◦B2B revenue was 5% lower on both a reported and rebased basis. Underlying B2B growth was more than offset by the discontinuation of a non-core voice transit services arrangement in C&W Jamaica, which contributed $10 million of revenue in the prior-year period with a slightly negative gross margin.

•C&W Panama: revenue grew by 30% and 4% on a reported and rebased basis, respectively. Reported performance benefited from the inclusion of América Móvil's Panama operations in the quarter.
◦Fixed residential revenue was up 15% and 6% on a reported and rebased basis, respectively. Rebased growth was driven by RGU additions over the past twelve months, resulting from investments in our networks, products and commercial activities.
◦Mobile revenue increased by 47% on a reported basis and 2% on a rebased basis. Increased usage and ARPU levels drove rebased growth, more than offsetting volume reduction in our prepaid subscriber base.
◦B2B revenue grew by 20% and 7% on a reported and rebased basis, respectively. The year-over-year rebased performance was driven by growth in mobile services and an increase in the volume of certain government-related projects.
•C&W Networks & LatAm: revenue grew by 1% and 6% on a reported and rebased basis, respectively. Growth on a rebased basis was driven by higher subsea network revenue associated with a significant customer that is recognized on a cash basis, and growth in B2B service-related connectivity and managed services.
•Liberty Puerto Rico: revenue was flat on a reported and rebased basis.
◦Residential fixed revenue growth was driven by subscriber additions over the past twelve months, partly offset by reduced ARPU.
◦Residential mobile revenue was lower compared to the prior-year period, as higher volumes of handset sales were more than offset by (1) lower ARPU from mobile services, including the impact of higher contract asset amortization driven by increases in handset sales and subsidy levels, and (2) a decline in the average number of prepaid mobile subscribers.
▪Sequentially, subscription revenue and ARPU was stable with overall revenue lower driven by the step down from seasonally strong handset sales in the fourth quarter.
◦B2B revenue growth was driven by increased data services volumes and new customers.
•Liberty Costa Rica: revenue grew by 20% and 4% on a reported and rebased basis, respectively. Reported performance benefited from a $16 million positive foreign exchange impact year-over-year, as the Costa Rican colon appreciated against the U.S. dollar. Rebased growth was driven by our mobile operations, with strong postpaid subscriber additions over the past twelve months.
Operating Income
•Operating income was $113 million and $185 million for the three months ended March 31, 2023 and 2022, respectively.
◦We reported lower operating income during the three months ended March 31, 2023, as compared with the corresponding period in 2022, primarily due to the net impact of (i) a decline in Adjusted OIBDA and (ii) increases in impairment, restructuring and other operating items, net, and depreciation and amortization.

Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)
	March 31,
	2023	2022	%	Rebased %
	in millions, except % amounts

C&W Caribbean	$140.2	$129.9	8	8
C&W Panama	43.5	40.5	7	16
C&W Networks & LatAm	63.6	62.6	2	4
Liberty Puerto Rico	134.4	140.6	(4)	(4)
Liberty Costa Rica	45.2	30.2	50	28
VTR	—	46.5	N.M.	N.M.
Corporate	(20.4)	(13.8)	(48)	(44)
Total	$406.5	$436.5	(7)	4
Less: VTR	—	46.5
Total excluding VTR[2]	$406.5	$390.0	4

Operating income margin	10.2%	15.2%

Adjusted OIBDA margin	36.8%	35.9%

Adjusted OIBDA margin excl. VTR[2]	36.8%	37.3%

N.M. – Not Meaningful.
•Our reported Adjusted OIBDA for the three months ended March 31, 2023 was 7% lower, as compared to the corresponding prior-year period.
◦Reported Adjusted OIBDA performance in Q1 was primarily driven by the deconsolidation of VTR.

Q1 2023 Adjusted OIBDA Growth – Segment Highlights
•C&W Caribbean: Adjusted OIBDA increased by 8% on a reported and rebased basis. Performance was driven by lower direct costs, primarily those related to programming rights. Our Adjusted OIBDA margin improved by ~300 basis points year-over-year to 40%.
•C&W Panama: Adjusted OIBDA increased on a reported and rebased basis by 7% and 16%, respectively. Rebased growth was driven by the aforementioned revenue performance and value capture activities related to the Claro Panama acquisition.
•C&W Networks & LatAm: Adjusted OIBDA increased on a reported and rebased basis by 2% and 4%, respectively. Our rebased performance was driven by revenue growth.
•Liberty Puerto Rico: Adjusted OIBDA declined by 4% on a reported and rebased basis. The decline was driven by higher operating costs, partly offset by lower direct costs following equipment credits received in Q1 2023 related to historical handset purchases.
•Liberty Costa Rica: Adjusted OIBDA grew by 50% and 28% on a reported and rebased basis, respectively. Rebased performance was driven by the aforementioned rebased revenue growth,

favorable foreign exchange movements on non-CRC denominated costs and execution of the integration plan.
Net Earnings (Loss) Attributable to Shareholders
•Net earnings (loss) attributable to shareholders was ($50 million) and $81 million for the three months ended March 31, 2023 and 2022, respectively.

Property & Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures, net.

	Three months ended
	March 31,
	2023	2022
	USD in millions

Customer Premises Equipment	$46.9	$82.8
New Build & Upgrade	28.0	30.1
Capacity	19.4	24.6
Baseline	39.4	25.0
Product & Enablers	11.0	12.9
Property & equipment additions	144.7	175.4
Assets acquired under capital-related vendor financing arrangements	(35.9)	(31.9)
Changes in current liabilities related to capital expenditures and other	5.3	20.7
Capital expenditures, net	$114.1	$164.2

Property & equipment additions as % of revenue	13.1%	14.4%

Property & Equipment Additions:
C&W Caribbean	$46.0	$44.0
C&W Panama	19.6	15.0
C&W Networks & LatAm	10.8	7.6
Liberty Puerto Rico	47.7	44.5
Liberty Costa Rica	12.7	9.9
VTR	—	44.7
Corporate	7.9	9.7
Property & equipment additions	$144.7	$175.4

Property & Equipment Additions as a Percentage of Revenue by Reportable Segment:
C&W Caribbean	13.0%	12.4%
C&W Panama	11.9%	11.8%
C&W Networks & LatAm	9.9%	7.1%
Liberty Puerto Rico	13.0%	12.1%
Liberty Costa Rica	9.8%	9.2%
VTR	N/A	26.2%

New Build and Homes Upgraded by Reportable Segment[1]:
C&W Caribbean	44,200	31,300
C&W Panama	27,200	44,300
Liberty Puerto Rico	8,900	7,400
Liberty Costa Rica	9,600	13,700
VTR	—	65,000
Total	89,900	161,700
1.Table excludes C&W Networks & LatAm as that segment only provides B2B-related services.

Summary of Debt, Finance Lease Obligations and Cash and Cash Equivalents
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash and cash equivalents at March 31, 2023:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash and cash equivalents
	in millions

Liberty Latin America[1]	$378.2	$—	$378.2	$84.0
C&W2	4,533.1	—	4,533.1	493.8
Liberty Puerto Rico	2,633.4	5.6	2,639.0	61.0
Liberty Costa Rica	456.4	3.0	459.4	33.0
Total	$8,001.1	$8.6	$8,009.7	$671.8

Consolidated Leverage and Liquidity Information:			March 31, 2023	December 31, 2022

Consolidated debt and finance lease obligations to operating income ratio			17.8x	15.0x
Consolidated net debt and finance lease obligations to operating income ratio			16.3x	13.5x
Consolidated gross leverage ratio[3]			4.9x	5.1x
Consolidated net leverage ratio[3]			4.5x	4.6x
Weighted average debt tenor[4]			5.0 years	4.9 years
Fully-swapped borrowing costs			5.9%	5.7%
Unused borrowing capacity (in millions)[5]			$957.3	$898.7
1.Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Represents the C&W borrowing group, including the C&W Caribbean, C&W Networks & LatAm and C&W Panama reportable segments.
3.Consolidated leverage ratios are non-GAAP measures. The December 31, 2022 leverage ratios exclude the Adjusted OIBDA of VTR in light of the deconsolidation of VTR that occurred in connection with the formation of the Chile JV in October 2022. For additional information, including definitions of our consolidated leverage ratios and required reconciliations, see Non-GAAP Reconciliations below.
4.For purposes of calculating our weighted average tenor, total debt excludes vendor financing and finance lease obligations.
5.At March 31, 2023, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the March 31, 2023 compliance reporting requirements.

Quarterly Subscriber Variance

	Fixed and Mobile Subscriber Variance Table — March 31, 2023 vs December 31, 2022
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean:
Jamaica	6,800	6,700	5,500	(700)	7,400	9,100	15,800	13,400	9,300	22,700
The Bahamas	—	(100)	(1,100)	700	1,600	200	2,500	(2,000)	(100)	(2,100)
Trinidad and Tobago	—	—	(2,800)	(300)	(2,100)	1,200	(1,200)	—	—	—
Barbados	—	—	300	200	700	(200)	700	(1,700)	2,200	500
Other	—	—	(100)	(400)	2,900	100	2,600	(2,400)	8,100	5,700
Total C&W Caribbean	6,800	6,600	1,800	(500)	10,500	10,400	20,400	7,300	19,500	26,800
C&W Panama	9,300	9,400	3,200	2,900	9,000	6,700	18,600	(71,800)	900	(70,900)
Total C&W	16,100	16,000	5,000	2,400	19,500	17,100	39,000	(64,500)	20,400	(44,100)
Liberty Puerto Rico	1,600	1,600	17,100	(100)	7,500	2,700	10,100	(15,700)	1,400	(14,300)
Liberty Costa Rica	7,700	7,800	1,800	(400)	2,400	5,200	7,200	29,000	13,400	42,400
Total Organic Change	25,400	25,400	23,900	1,900	29,400	25,000	56,300	(51,200)	35,200	(16,000)

Q1 2023 Adjustments:
C&W Caribbean - Jamaica	—	—	—	—	—	—	—	(10,700)	—	(10,700)
C&W Caribbean - Other	6,800	6,800	—	—	—	—	—	—	—	—
C&W Panama[1]	—	—	(3,400)	(2,700)	(3,400)	(2,400)	(8,500)	(115,100)	—	(115,100)
Liberty Costa Rica	14,000	14,000	(8,100)	(5,400)	(6,500)	(1,900)	(13,800)	—	—	—
Total Q1 2023 Adjustments:	20,800	20,800	(11,500)	(8,100)	(9,900)	(4,300)	(22,300)	(125,800)	—	(125,800)

Net Adds	46,200	46,200	12,400	(6,200)	19,500	20,700	34,000	(177,000)	35,200	(141,800)
1.The mobile non-organic adjustment relates to a change to the policy associated with prepaid subscribers, whereby a revenue generating event greater than $3 must occur for a subscriber to be included in the count.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended			FX-Neutral[1]
	March 31, 2023	December 31, 2022	% Change	% Change

Reportable Segment:
C&W Caribbean	$48.55	$48.81	(1%)	(1%)
C&W Panama	$37.74	$36.68	3%	3%
Liberty Puerto Rico	$73.95	$74.29	—%	—%
Liberty Costa Rica[2]	$43.89	$40.27	9%	1%
Cable & Wireless Borrowing Group	$46.04	$45.97	—%	—%
Mobile ARPU
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended			FX-Neutral[1]
	March 31, 2023	December 31, 2022	% Change	% Change

Reportable Segment:
C&W Caribbean	$13.85	$14.31	(3%)	(3%)
C&W Panama	$10.68	$9.97	7%	7%
Liberty Puerto Rico	$38.90	$38.91	—%	—%
Liberty Costa Rica[3]	$6.42	$5.90	9%	—%
Cable & Wireless Borrowing Group	$12.23	$11.98	2%	2%
1.The FX-Neutral change represents the percentage change on sequential basis adjusted for FX impacts and is calculated by adjusting the current-period figures to reflect translation at the foreign currency rates used to translate the sequential prior quarter amounts.
2.The ARPU per customer relationship amounts in Costa Rican colones for the three months ended March 31, 2023 and December 31, 2022 were CRC 24,692 and CRC 24,512, respectively.
3.The mobile ARPU amount in Costa Rican colones for the three months ended March 31, 2023 and December 31, 2022 were CRC 3,609 and CRC 3,597, respectively.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and objectives, performance, guidance and growth expectations for 2023; our digital strategy, product innovation and commercial plans and projects; subscriber growth; expectations on demand for connectivity in the region; our anticipated integration plans, synergies, opportunities and integration costs in Puerto Rico following the AT&T Acquisition, in Costa Rica following the acquisition of Telefónica's Costa Rica business and in Panama following the acquisition of América Móvil’s Panama operations; the strength of our balance sheet and tenor of our debt; our share repurchase program; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K and Form 10-Q. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands BTC, Flow, Liberty and Más Móvil, and through ClaroVTR, our joint venture in Chile. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects approximately 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    ir@lla.com     Kim Larson    llacommunications@lla.com

Footnotes
1.Rebased growth rates are a non-GAAP measure. The indicated growth rates are rebased for the estimated impacts of (i) an acquisition, (ii) a disposition, (iii) the acquisition by our Liberty Costa Rica segment of the B2B Costa Rican operations within our C&W Networks & LatAm segment and (iv) FX. See Non-GAAP Reconciliations below.
2.We provide rebased revenue and Adjusted OIBDA growth rates, each a non-GAAP measure, for Liberty Latin America excluding VTR in light of the October 2022 deconsolidation of VTR that occurred in connection with the closing of our joint venture in Chile with América Móvil. See the tables below for the required non-GAAP reconciliations.
3.Consolidated Adjusted OIBDA is a non-GAAP measure. For the definition of Adjusted OIBDA and required reconciliations, see Non-GAAP Reconciliations below.
4.Adjusted Free Cash Flow (“Adjusted FCF”) is a non-GAAP measure. For the definition of Adjusted FCF and required reconciliations, see Non-GAAP Reconciliations below.
5.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other non-organic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber / RGU additions or losses refer to net organic changes, unless otherwise noted.

Additional Information | Cable & Wireless Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP.

	Three months ended
	March 31,		Change	Rebased change[1]
	2023	2022
	in millions, except % amounts

Revenue	$607.2	$570.1	7%	2%

Operating income	$60.6	$73.6	(18%)

Adjusted OIBDA	$247.0	$233.0	6%	8%

Property & equipment additions	$76.5	$66.7	15%

Operating income as a percentage of revenue	10.0%	12.9%

Adjusted OIBDA as a percentage of revenue	40.7%	40.9%

Proportionate Adjusted OIBDA	$212.0	$200.2
1.    Indicated growth rates are rebased for the estimated impacts of an acquisition, FX and the acquisition by our Liberty Costa Rica borrowing group of the B2B Costa Rican operations within our C&W Networks & LatAm operations.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt and cash and cash equivalents:

		March 31,	December 31,
	Facility Amount	2023	2022
	in millions
Credit Facilities:
Revolving Credit Facility due 2023 (LIBOR + 3.25%)	$50.0	$—	$—
Revolving Credit Facility due 2027 (LIBOR + 3.25%)	$580.0	—	—
Term Loan Facility B-5 due 2028 (LIBOR + 2.25%)	$1,510.0	1,510.0	1,510.0
Term Loan Facility B-6 due 2029 (LIBOR + 3.00%)	$590.0	590.0	590.0
Total Senior Secured Credit Facilities		2,100.0	2,100.0
Notes:
5.75% USD Senior Secured Notes due 2027	$495.0	495.0	495.0
6.875% USD Senior Notes due 2027	$1,220.0	1,220.0	1,220.0
Total Notes		1,715.0	1,715.0
Other debt:
4.25% CWP Term Loan due 2028	$435.0	435.0	435.0
Other regional debt		62.1	70.2
Vendor financing		221.0	199.4
Total third-party debt		4,533.1	4,519.6
Less: premiums, discounts and deferred financing costs, net		(30.5)	(31.6)
Total carrying amount of third-party debt		4,502.6	4,488.0
Less: cash and cash equivalents		(493.8)	(536.2)
Net carrying amount of third-party debt		$4,008.8	$3,951.8
•At March 31, 2023, our third-party total and proportionate net debt was $4.0 billion and $3.8 billion, respectively, our Fully-swapped Borrowing Cost was 5.3%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 4.9 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $212 million for Q1 2023.
•Based on Q1 results, our Proportionate Net Leverage Ratio was 4.0x, calculated in accordance with C&W's Credit Agreement.
•At March 31, 2023, we had maximum undrawn commitments of $725 million, including $95 million under our regional facilities. At March 31, 2023, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the March 31, 2023 compliance reporting requirements.

Liberty Puerto Rico (LPR) Borrowing Group
The following table reflects preliminary unaudited selected financial results, on a consolidated Liberty Puerto Rico basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	March 31,		Change
	2023	2022
	in millions, except % amounts

Revenue	$365.8	$366.7	—%

Operating income	$61.6	$65.7	(6)%

Adjusted OIBDA	$134.4	$140.6	(4)%

Property & equipment additions	$47.7	$44.5	7%

Operating income as a percentage of revenue	16.8%	17.9%

Adjusted OIBDA as a percentage of revenue	36.7%	38.3%
The following table details the nominal amount outstanding of Liberty Puerto Rico's third-party debt, finance lease obligations and cash and cash equivalents:

		March 31,	December 31,
	Facility amount	2023	2022
	in millions

Credit Facilities:
Revolving Credit Facility due 2027 (LIBOR + 3.50%)	$172.5	$—	$—
Term Loan Facility due 2028 (LIBOR + 3.75%)	$620.0	620.0	620.0
Total Senior Secured Credit Facilities		620.0	620.0
Notes:
6.75% Senior Secured Notes due 2027	$1,161.0	1,161.0	1,161.0
5.125% Senior Secured Notes due 2029	$820.0	820.0	820.0
Total Notes		1,981.0	1,981.0
Vendor financing		32.4	16.7
Finance lease obligations		5.6	5.7
Total debt and finance lease obligations		2,639.0	2,623.4
Less: premiums and deferred financing costs, net		(26.5)	(28.6)
Total carrying amount of debt		2,612.5	2,594.8
Less: cash and cash equivalents		(61.0)	(72.3)
Net carrying amount of debt		$2,551.5	$2,522.5
•At March 31, 2023, our Fully-swapped Borrowing Cost was 6.1% and the average tenor of our debt (excluding vendor financing) was approximately 5.3 years.
•Based on our results for Q1 2023, our Consolidated Net Leverage Ratio was 4.9x, calculated in accordance with LPR’s Group Credit Agreement.
•At March 31, 2023, we had maximum undrawn commitments of $173 million. At March 31, 2023, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the March 31, 2023 compliance reporting requirements.

Liberty Costa Rica Borrowing Group
The following table reflects preliminary unaudited selected financial results, on a consolidated Liberty Costa Rica basis, for the periods indicated, in accordance with U.S. GAAP:

	Three months ended
	March 31,		Change	Rebased change[1]
	2023	2022
	CRC in billions, except % amounts

Revenue	72.7	69.2	5%	4%

Operating income	8.4	8.2	2%

Adjusted OIBDA	25.4	19.4	31%	28%

Property & equipment additions	7.1	6.4	11%

Operating income as a percentage of revenue	11.6%	11.8%

Adjusted OIBDA as a percentage of revenue	34.9%	28.0%
1.    Indicated growth rates are rebased for the acquisition by the Liberty Costa Rica borrowing group of the B2B Costa Rican operations within our C&W borrowing group.
The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Liberty Costa Rica's third-party debt, finance lease obligations and cash and cash equivalents:

	March 31,			December 31,
	2023			2022
	Borrowing currency in millions		CRC equivalent in billions

10.875% Term Loan A Facility due 2031[1]		$50.0	27.1	—
10.875% Term Loan B Facility due 2031[1]		$400.0	216.7	—
Term Loan B-1 Facility due 2024 (LIBOR + 5.50%)		$276.7	—	163.8
Term Loan B-2 Facility due 2024 (TBP[2] + 6.75%)	CRC	79,635.2	—	79.6
Revolving Credit Facility due 2028 (SOFR[3] + 4.25%)		$60.0	—	—
Revolving Credit Facility due 2024 (LIBOR + 4.25%)		$15.0	—	4.7
Total credit facilities			243.8	248.1
Other			3.5	3.6
Finance lease obligations			1.6	1.7
Total debt and finance lease obligations			248.9	253.4
Less: discounts and deferred financing costs			(8.3)	(3.3)
Total carrying amount of debt			240.6	250.1
Less: cash and cash equivalents			(17.9)	(9.5)
Net carrying amount of debt			222.7	240.6

Exchange rate (CRC to $)			541.9	591.8
1.    From July 15, 2028 and thereafter, the interest rate is subject to increase by 0.125% per annum for each of the Sustainability Performance Targets (as defined in the credit agreement) not achieved by Liberty Costa Rica by no later than December 31, 2027.
2.    Tasa Básica Pasiva rate.
3.    Reference rate based on the secured overnight financing rate administered by the Federal Reserve Bank of New York.

•In January 2023, Liberty Costa Rica entered into the 2031 LCR Term Loan A and the 2031 LCR Term Loan B, both issued at par. The proceeds from the 2031 LCR Term Loan A and 2031 LCR Term Loan B were primarily used to repay the LCR Term Loan B-1 Facility and LCR Term Loan B-2 Facility.
•In January 2023, the LCR Revolving Credit Facility was amended and restated. The amended and restated agreement increased the borrowing capacity to $60 million, extended the tenor to January 15, 2028 and changed the rate of interest to SOFR plus a margin of 4.25%.
•At March 31, 2023, our Fully-swapped Borrowing Cost was 10.9% and the average tenor of our debt was approximately 7.8 years.
•Based on our results for Q1 2023, our Consolidated Net Leverage Ratio was 2.5x, calculated in accordance with LCR’s Credit Agreement.
•At March 31, 2023, we had maximum undrawn commitments of $60 million. At March 31, 2023, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the March 31, 2023 compliance reporting requirements.

Subscriber Table

	Consolidated Operating Data — March 31, 2023
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Prepaid	Postpaid	Total Mobile Subscribers

C&W Caribbean:
Jamaica	692,500	692,400	337,300	131,300	315,600	310,000	756,900	1,122,700	83,000	1,205,700
The Bahamas	120,900	120,800	34,800	6,300	24,700	33,800	64,800	144,400	23,900	168,300
Trinidad and Tobago	340,900	340,900	152,800	101,500	138,200	95,400	335,100	—	—	—
Barbados	140,400	140,400	84,600	38,200	76,400	70,100	184,700	85,900	42,600	128,500
Other	342,800	322,900	215,000	74,000	190,100	115,100	379,200	330,800	108,200	439,000
Total C&W Caribbean	1,637,500	1,617,400	824,500	351,300	745,000	624,400	1,720,700	1,683,800	257,700	1,941,500
C&W Panama	838,500	838,600	251,500	159,500	213,000	204,200	576,700	1,633,800	359,100	1,992,900
Total C&W	2,476,000	2,456,000	1,076,000	510,800	958,000	828,600	2,297,400	3,317,600	616,800	3,934,400
Liberty Puerto Rico [1,2]	1,175,200	1,175,200	568,200	242,700	531,500	260,100	1,034,300	166,600	904,700	1,071,300
Liberty Costa Rica [3]	722,000	716,200	292,900	199,000	264,100	58,700	521,800	2,191,400	830,600	3,022,000
Total	4,373,200	4,347,400	1,937,100	952,500	1,753,600	1,147,400	3,853,500	5,675,600	2,352,100	8,027,700

1.Prepaid mobile subscribers include 46,000 mobile reseller subscribers.
2.Postpaid mobile subscribers include 208,600 CRUs.
3.Our homes passed in Liberty Costa Rica include 54,000 homes on a third-party network that provides us long-term access.

Glossary
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt and finance lease obligations outstanding to annualized operating income from the most recent two consecutive fiscal quarters.
Consolidated Net Debt and Finance Lease Obligations to Operating Income Ratio – Defined as total principal amount of debt and finance lease obligations outstanding less cash and cash equivalents to annualized operating income from the most recent two consecutive fiscal quarters.
CRU – Corporate responsible user.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts, which includes a discount on the convertible notes issued by Liberty Latin America associated with a conversion option feature, and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.
Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt and finance lease obligations outstanding, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt (including the convertible notes) less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts. Our Liberty Puerto Rico segment prepaid subscriber count includes mobile reseller subscribers, which represent organizations that purchase minutes and data at wholesale prices and subsequently resell it under the purchaser's brand name. These reseller subscribers result in a significantly lower ARPU than the remaining subscribers included in our prepaid balance. Additionally, our Liberty Puerto Rico segment postpaid subscriber count includes CRUs, which represent an individual receiving mobile services through an organization that has entered into a contract for mobile services with us and where the organization is responsible for the payment of the CRU’s mobile services.
NPS – Net promoter score.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Puerto Rico subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.

Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.
U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, mobile data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

.
Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA and Adjusted OIBDA Margin, each on a consolidated basis, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, and (iv) consolidated leverage ratios. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures as well as information on how and why management of the Company believes such information is useful to an investor.
Adjusted OIBDA
On a consolidated basis, Adjusted OIBDA, a non-GAAP measure, is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Adjusted OIBDA is also a key factor that is used by our internal decision makers to determine how to allocate resources to segments. As we use the term, Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted OIBDA is a meaningful measure because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income. A reconciliation of our operating income or loss to total Adjusted OIBDA is presented in the following table:

	Three months ended
	March 31,
	2023	2022
	in millions

Operating income	$113.0	$184.6
Share-based compensation expense	29.2	30.0
Depreciation and amortization	234.6	214.1
Impairment, restructuring and other operating items, net	29.7	7.8
Adjusted OIBDA	$406.5	$436.5

Operating income margin[1]	10.2%	15.2%

Adjusted OIBDA margin[2]	36.8%	35.9%
1.Calculated by dividing operating income by total revenue for the applicable period.
2.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

.
Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) insurance recoveries related to damaged and destroyed property and equipment and (iv) certain net interest payments or receipts incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, net, (b) principal payments on amounts financed by vendors and intermediaries, (c) principal payments on finance leases, and (d) distributions to noncontrolling interest owners. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows.
The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated period:

	Three months ended
	March 31,
	2023	2022
	in millions

Net cash provided by operating activities	$62.4	$122.3
Cash payments for direct acquisition and disposition costs	1.4	1.7
Expenses financed by an intermediary[1]	41.3	31.7
Capital expenditures, net	(114.1)	(164.2)
Principal payments on amounts financed by vendors and intermediaries	(40.2)	(47.3)
Principal payments on finance leases	(0.2)	(0.2)
Adjusted FCF before distributions to noncontrolling interest owners	(49.4)	(56.0)
Distributions to noncontrolling interest owners	(0.4)	—
Adjusted FCF	$(49.8)	$(56.0)
1.For purposes of our condensed consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as operating cash outflows and financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our condensed consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the operating cash outflows when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.

.
Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during the current year, we have adjusted our historical revenue and Adjusted OIBDA to include or exclude the pre-acquisition amounts of acquired, disposed or transferred business, as applicable, to the same extent they are included or excluded from the current year. The businesses that were acquired, disposed or transferred impacting the comparative periods are as follows:
i.Claro Panama, which was acquired on July 1, 2022;
ii.VTR, which was disposed of on October 6, 2022; and
iii.the January 2023 acquisition by our Liberty Costa Rica segment of the B2B Costa Rican operations within our C&W Networks & LatAm segment.
In addition, we reflect the translation of our rebased amounts for the prior-year periods at the applicable average foreign currency exchange rates that were used to translate our results for the corresponding current-year periods.

We have reflected the revenue and Adjusted OIBDA of acquired entities in our prior-year rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and Adjusted OIBDA on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.

The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

In the tables set forth below:
•reported percentage changes are calculated as current period measure, as applicable, less prior-period measure divided by prior-period measure; and
•rebased percentage changes are calculated as current period measure, as applicable, less rebased prior-period measure divided by rebased prior-period measure.

.

The following table sets forth the reconciliation from reported revenue to rebased revenue and related change calculations.

	Three months ended March 31, 2022
	C&W Caribbean	C&W Panama	C&W Networks & LatAm	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Intersegment eliminations	Total
	In millions

Revenue – Reported	$354.8	$127.2	$107.6	$366.7	$107.4	$170.8	$5.6	$(23.9)	$1,216.2
Rebase adjustments:
Acquisition	—	31.2	—	—	—	—	—	—	31.2
Disposition	—	—	—	—	—	(170.8)	—	—	(170.8)
Foreign currency	1.3	—	(3.2)	—	15.7	—	—	0.2	14.0
Other[1]	—	—	(1.6)	—	1.6	—	—	—	—
Revenue – Rebased	$356.1	$158.4	$102.8	$366.7	$124.7	$—	$5.6	$(23.7)	$1,090.6

Reported percentage change	—%	30%	1%	—%	20%	N.M.	14%	N.M.	(9)%

Rebased percentage change	(1)%	4%	6%	—%	4%	N.M.	14%	N.M.	1%
N.M. – Not Meaningful.
1.On January 1, 2023, the B2B Costa Rican operations within our C&W Networks & LatAm segment was acquired by our Liberty Costa Rica segment. This acquisition did not have a significant impact on the financial results of our C&W Networks & LatAm or Liberty Costa Rica segments.

The following table sets forth the reconciliation from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended March 31, 2022
	C&W Caribbean	C&W Panama	C&W Networks & LatAm	Liberty Puerto Rico	Liberty Costa Rica	VTR	Corporate	Total
	In millions

Adjusted OIBDA – Reported	$129.9	$40.5	$62.6	$140.6	$30.2	$46.5	$(13.8)	$436.5
Rebase adjustments:
Acquisition	—	(3.0)	—	—	—	—	—	(3.0)
Disposition	—	—	—	—	—	(46.5)	(0.4)	(46.9)
Foreign currency	0.3	—	(0.8)	—	4.4	—	—	3.9
Other[1]	—	—	(0.8)	—	0.8	—	—	—
Adjusted OIBDA – Rebased	$130.2	$37.5	$61.0	$140.6	$35.4	$—	$(14.2)	$390.5

Reported percentage change	8%	7%	2%	(4)%	50%	N.M.	(48)%	(7)%

Rebased percentage change	8%	16%	4%	(4)%	28%	N.M.	(44)%	4%
N.M. – Not Meaningful.
1.On January 1, 2023, the B2B Costa Rican operations within our C&W Networks & LatAm segment was acquired by our Liberty Costa Rica segment. This acquisition did not have a significant impact on the financial results of our C&W Networks & LatAm or Liberty Costa Rica segments.

.
The following table sets forth the reconciliations from reported revenue by product for our C&W Caribbean segment to rebased revenue by product and related change calculations.

	Three months ended March 31, 2022
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$130.8	$91.0	$221.8	$133.0	$354.8
Rebase adjustment:
Foreign currency	0.6	0.3	0.9	0.4	1.3
Revenue by product – Rebased	$131.4	$91.3	$222.7	$133.4	$356.1

Reported percentage change	(3)%	11%	3%	(5)%	—%

Rebased percentage change	(3)%	10%	2%	(5)%	(1)%

The following table sets forth the reconciliations from reported revenue by product for our C&W Panama segment to rebased revenue by product and related change calculations.

	Three months ended March 31, 2022
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	In millions

Revenue by product – Reported	$25.9	$53.4	$79.3	$47.9	$127.2
Rebase adjustment:
Acquisition	2.0	23.7	25.7	5.5	31.2
Revenue by product – Rebased	$27.9	$77.1	$105.0	$53.4	$158.4

Reported percentage change	15%	47%	36%	20%	30%

Rebased percentage change	6%	2%	3%	7%	4%

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Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios. The December 31, 2022 leverage ratios exclude the Adjusted OIBDA of VTR in light of the deconsolidation of VTR that occurred in connection with the formation of the Chile JV in October 2022.Our consolidated leverage and net leverage ratios, each a non-GAAP measure, are defined as (i) adjusted total debt and finance lease obligations (total carrying value of debt and finance lease obligations plus discounts, premiums and deferred finance costs) less cash and cash equivalents divided by (ii) last two quarters annualized Adjusted OIBDA as of March 31, 2023. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage as supplements to, and not substitutes for, the ratios calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of March 31, 2023 and December 31, 2022 are set forth below:

	March 31, 2023		December 31, 2022
	Liberty Latin America		Liberty Latin America		VTR	LLA, excluding VTR
	in millions, except leverage ratios

Total debt and finance lease obligations	$7,915.2		$7,880.7		$—	$7,880.7
Discounts, premiums and deferred financing costs, net	94.5		94.0		—	94.0
Adjusted total debt and finance lease obligations	8,009.7		7,974.7		—	7,974.7
Less:
Cash and cash equivalents	671.8		781.0		—	781.0
Net debt and finance lease obligations	$7,337.9		$7,193.7		$—	$7,193.7

Operating income[1]:
Operating income for the three months ended September 30, 2022	N/A		$152.9		$30.4	$122.5
Operating income for the three months ended December 31, 2022	$109.5		109.5		—	109.5
Operating income for the three months ended March 31, 2023	113.0		N/A		N/A	N/A
Operating income – last two quarters	222.5		262.4		30.4	232.0
Annualized operating income – last two quarters annualized	$445.0		$524.8		$60.8	$464.0
Adjusted OIBDA[2]:
Adjusted OIBDA for the three months ended September 30, 2022	N/A		$415.0		$31.9	$383.1
Adjusted OIBDA for the three months ended December 31, 2022	$405.2		405.2		—	405.2
Adjusted OIBDA for the three months ended March 31, 2023	406.5		N/A		N/A	N/A
Adjusted OIBDA – last two quarters	$811.7		$820.2		$31.9	$788.3
Annualized Adjusted OIBDA – last two quarters annualized	$1,623.4		$1,640.4		$63.8	$1,576.6

Consolidated debt and finance lease obligations to operating income ratio	17.8	x	15.0	x		N/A
Consolidated net debt and finance lease obligations to operating income ratio	16.3	x	13.5	x		N/A
Consolidated leverage ratio	4.9	x	N/A			5.1	x
Consolidated net leverage ratio	4.5	x	N/A			4.6	x
N/A – Not Applicable.
1.Operating income or loss is the closest U.S. GAAP measure to Adjusted OIBDA, as discussed in Adjusted OIBDA above. Accordingly, we have presented consolidated debt and finance lease obligations to operating income and consolidated net debt and finance lease obligations to operating income as the most directly comparable financial ratios to our non-GAAP consolidated leverage and consolidated net leverage ratios.

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2.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA above for reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended March 31, 2023. A reconciliation of our operating income to Adjusted OIBDA for the three months ended September 30, 2022 and December 31, 2022 is presented in the following table:

	Three months ended
	September 30, 2022		December 31, 2022
	Liberty Latin America	VTR	Liberty Latin America
	in millions

Operating income	$152.9	$30.4	$109.5
Share-based compensation expense	20.8	0.3	10.9
Depreciation and amortization	234.3	—	249.0
Impairment, restructuring and other operating items, net	7.0	1.2	35.8
Adjusted OIBDA	$415.0	$31.9	$405.2

Non-GAAP Reconciliations for Our Borrowing Groups
The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our C&W, Liberty Puerto Rico and Liberty Costa Rica borrowing groups in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; (iii) Proportionate Adjusted OIBDA, (iv) rebased revenue and (v) rebased Adjusted OIBDA.
Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.
A reconciliation of C&W's operating income to Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended
	March 31,
	2023	2022
	in millions

Operating income	$60.6	$73.6
Share-based compensation expense	6.2	8.5
Depreciation and amortization	147.6	137.5
Related-party fees and allocations	15.4	9.9
Impairment, restructuring and other operating items, net	17.2	3.5
Adjusted OIBDA	247.0	233.0
Noncontrolling interests' share of Adjusted OIBDA	35.0	32.8
Proportionate Adjusted OIBDA	$212.0	$200.2

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A reconciliation of Liberty Puerto Rico's operating income to Adjusted OIBDA is presented in the following table:

	Three months ended
	March 31,
	2023	2022
	in millions

Operating income	$61.6	$65.7
Share-based compensation expense	1.8	3.2
Depreciation and amortization	55.9	57.7
Related-party fees and allocations	12.1	12.6
Impairment, restructuring and other operating items, net	3.0	1.4
Adjusted OIBDA	$134.4	$140.6

A reconciliation of Liberty Costa Rica's operating income to Adjusted OIBDA is presented in the following table:

	Three months ended
	March 31,
	2023	2022
	CRC in billions

Operating income	8.4	8.2
Share-based compensation expense	0.1	0.6
Depreciation and amortization	12.8	10.5
Related-party fees and allocations	0.3	0.3
Impairment, restructuring and other operating items, net	3.8	(0.2)
Adjusted OIBDA	25.4	19.4
The following table sets forth the reconciliations from reported revenue for our C&W borrowing group to rebased revenue and related change calculations (USD in millions).

Three months ended March 31, 2022

Revenue – Reported	$570.1
Rebase adjustments:
Acquisition	31.2
Foreign currency	(1.8)
Other[1]	(1.6)
Revenue – Rebased	$597.9

Reported percentage change	7%

Rebased percentage change	2%
1.On January 1, 2023, the B2B Costa Rican operation within our C&W borrowing group was sold to our Liberty Costa Rica borrowing group. This sale did not have a significant impact on the financial results of our C&W borrowing group.

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The following table sets forth the reconciliation from Adjusted OIBDA for our C&W borrowing group to rebased Adjusted OIBDA and related change calculations.

Three months ended March 31, 2022
In millions

Adjusted OIBDA – Reported	$233.0
Rebase adjustments:
Acquisition	(3.0)
Foreign currency	(0.5)
Other[1]	(0.8)
Adjusted OIBDA – Rebased	$228.7

Reported percentage change	6%

Rebased percentage change	8%
1.On January 1, 2023, the B2B Costa Rican operation within our C&W borrowing group was sold to our Liberty Costa Rica borrowing group. This sale did not have a significant impact on the financial results of our C&W borrowing group.

The following table sets forth the reconciliations from reported revenue for our Liberty Costa Rica borrowing group to rebased revenue and related change calculations.

Three months ended March 31, 2022
CRC in billions

Revenue – As reported	69.2
Rebased adjustment – Other[1]	0.9
Revenue – As rebased	70.1

Reported percent change	5%

Rebased percent change	4%
The following table sets forth the reconciliations from reported Adjusted OIBDA for our Liberty Costa Rica borrowing group to rebased Adjusted OIBDA and related change calculations.

Three months ended March 31, 2022
CRC in billions

Adjusted OIBDA – Reported	19.4
Rebased adjustment – Other[1]	0.5
Adjusted OIBDA – Rebased	19.9

Reported percent change	31%

Rebased percent change	28%
1.On January 1, 2023, the B2B Costa Rican operation within our C&W borrowing group was acquired by our Liberty Costa Rica borrowing group. This acquisition did not have a significant impact on the financial results of Liberty Costa Rica.